Exhibit 99.1

JOINT FILER INFORMATION

Name of Joint Filer:		Advantage Capital Technology Advisors, L.L.C.
Address of Joint Filer:		909 Poydras Street, Suite 2230
New Orleans, LA 70112
Relationship of Reporting Person:		May be deemed to be a member of a group that is a 10% owner
Designated Filer:		Advantage Capital Technology Fund, L.L.C.
Issuer and Ticker or Trading Symbol:		OMNI Energy Services Corp. (OMNI)
Period Covered by
the Report:		September 30, 2002
Advantage Capital NOLA XI, L.L.C. (Successor of Advantage Capital Technology Advisors, L.L.C.)
Signature of Joint Filer:	By:	/s/ Steven T. Stull
Steven T. Stull, President